Exhibit 99.1

Moleculin Highlights Development Progress of Annamycin, Phase 2 Data Outperforms Billion-Dollar Assets in AML, Phase 3 Data Readouts in 2025 & 2026

– Received US Institutional Review Board (IRB) approval for pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) and engaged leading contract research organization (CRO); On track to begin dosing of Annamycin in combination with cytarabine for the treatment of R/R AML in Q1 2025

– Expected timelines for recruitment updates and preliminary readouts of MIRACLE trial accelerated to 2H 2025 (n=45); 1H 2026 (n=~75-90) with potential for accelerated NDA process beginning as early as 2027

– Continued growing body of data with recently announced new preliminary clinical results demonstrating Annamycin plus Ara-C achieved 60% CR/CRi in subjects who were relapsed from or refractory to Venetoclax regimens; more than 4 times greater than published historical rates

HOUSTON, January 8, 2025 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today provided a business outlook and outlined expected upcoming milestones.

“We have positioned Moleculin to achieve value-driving milestones through the next several years, starting with the imminent beginning of enrollment for MIRACLE and the first interim read-out from that study later this year. Having a readout in the first year of a Phase 3 approval trial is, we believe, exceptional. Prior data support our belief that Annamycin is a potential game-changing asset for the treatment of AML, and we believe it can lead to significant value creation for Moleculin as we aggressively move forward with our clinical development plan. Not only has Annamycin appeared to be safer and more effective than currently prescribed anthracyclines, but we believe the recently announced preclinical data demonstrating significant activity of Annamycin in a Venetoclax-resistant AML model underscores the potential that Annamycin has 'pipeline in a product' potential and represents a much-needed treatment option for other patients who otherwise have very poor outcomes. Annamycin’s performance in Phase 2 has outperformed the response rates seen in billion-dollar assets in the AML space and AML remains among the highest unmet needs in healthcare. Simply stated, the bar for approval is low, and the potential reward for shareholders is substantial and we have never been more excited about the prospects for Annamycin,” commented Walter Klemp, Chairman and CEO of Moleculin.

Clinical Development Update

Relapsed or Refractory Acute Myeloid Leukemia (AML)

The Company is currently advancing the development of Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) to a Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be global, including sites in the US, Europe and the Middle East.

The MIRACLE study, subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, utilizes an adaptive design whereby the first 75 to 90 subjects will be randomized (1:1:1) in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, which Annamycin doses were specifically recommended by the FDA in the Company’s end of Phase 1B/2 meeting. The amended protocol allows for the unblinding of preliminary primary efficacy data (CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (at 75 to 90 subjects). This early unblinding will yield 30 subjects with Annamycin (190mg/m2 and 230/m2) and HiDAC and 15 subjects with just HiDAC. The Company expects to reach the first unblinding (45 subjects) in the second half of 2025, in addition to the second unblinding, which is expected in the first half of 2026. This accelerated estimated timeline is due to the positive response the Company received in meetings during December with potential investigators regarding recruitment for the trial.

For Part B of the trial, approximately 244 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin (randomized 1:1). The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative. This increase from 240 to 244 subjects represents the statistical “cost” of the additional interim unblinding.

Important Development Program Highlights

●

Phase 3 MIRACLE trial builds off of positive results of Phase 1B/2 clinical trial evaluating AnnAraC for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB-106):

o	Complete Remission (CR) rate was 50% and CRc (CR plus CRi (CR with incomplete recovery of blood counts)) rate was 60% for 2nd line subjects (n=10);
o	Median durability: ~8 months and increasing;
o	Median overall survival in MB-106 was 9.1 months for 0-6 prior lines of therapies (n=22) and 11.6 months for 2nd line subjects (n=10); and
o	Strong efficacy signal even where a prior venetoclax combination therapy has failed.
●	Received US Institutional Review Board (IRB) approval;
●	Leveraging expertise of Catalyst Clinical Research, a leading contract research organization (CRO), with our recent engagement with them to help conduct the MIRACLE trial; and
●	Accelerated planned unblinded data readout to H2 2025.

Expected Milestones for Annamycin AML Development Program

●	1Q – 3Q 2025 – Update on MIRACLE trial site selection/approvals by countries
●	1Q 2025 – First subject enrolled and treated in MIRACLE trial
●	2025 – Recruitment update for MIRACLE trial
●	2H 2025 – Data readout (n=45) unblinded efficacy/safety review
●	2H 2025 – 2026 – Impact of data readout (n=45) on regulatory pathway; Recruitment update
●	1H 2026 – Interim efficacy and safety data (n=~75-90) unblinded and Optimum Dose set for MIRACLE trial
●	2027 – Begin enrollment of 3rd line subjects in MIRACLE2
●	2027 – Enrollment ends in 2nd line subjects
●	2028 – Primary efficacy data for 2nd line subjects in MIRACLE
●	2028 – Begin submission of a Rolling New Drug Application (NDA) for the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE

Soft Tissue Sarcoma (STS) Lung Metastases

As previously announced, the Company completed enrollment in the Phase 2 portion of its U.S. Phase 1B/2 clinical trial evaluating Annamycin as monotherapy for the treatment of soft tissue sarcoma lung metastases. Subjects who had stable disease at the time of study discontinuation were followed for progression free response and overall survival. The study database is locked, and the clinical study report is being written and should be completed in early 2025 and will be released in detail at that time.

Expected Milestones for Annamycin STS Lung Mets Development Program

●	2025 – Final MB-107 data readout
●	2025 – Identify next phase of development / pivotal IIT (investigator-initiated-trial) program

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the achievements of each of the milestones in this press release. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com